Exhibit (13)(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated February 19, 2016, relating to the financial statements which appears in the December 31, 2015 Annual Report to Shareholders of the Stock Index Account of TIAA Separate Account VA-1, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2016